Exhibit 10.38
REGAL REXNORD CORPORATION – 2023 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD

[Name]
[Address]

Dear _____________________:

You have been granted an award of Performance Share Units (this “Award”) under the Regal Rexnord Corporation 2023 Omnibus Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:    __________, 20____

Number of Performance    Target PSUs: _________
Share Units (“PSUs”):    Maximum PSUs: [__] x Target

Performance Period:    Fiscal Years ______-______

Vesting:    The number of PSUs which may vest under this Award will be determined based on the level of achievement of each of the following (the “Performance Metrics”):

(i)The Company’s total shareholder return relative to the designated peer group as set forth and modified from time to time by the Administrator (the “Peer Group”) (“Relative TSR”);

(ii)The Company’s return on invested capital (“ROIC”);

(iii)Contributions to the Company’s EBITDA from cross-marketing and cost savings (the “Synergies”) attributable to our 2021 combination with Rexnord Corporation’s Process & Motion Control Business and our 2023 acquisition of Altra Industrial Motion Corp. (the “Acquisitions”); and

(iv)A performance multiplier (the “Revenue Multiplier”) based on the Company’s compounded annual growth rate (“CAGR”).

The total number of PSUs which may vest pursuant to this Award will equal the product of (A) the sum of the number of PSUs that vest under each of the Performance Metrics described in clauses (i) through (iii) above and (B) the Revenue Multiplier. No more than 3x the Target PSUs may vest under this Award.

The calculations described below will be completed by the Administrator, in its discretion, on or after the end of the Performance Period, after which the Administrator, in its sole discretion, will certify the achievement of applicable goal(s) and determine the number of PSUs that vest, if any. PSUs will be considered to have vested, if any, on the date the Administrator certifies achievement of the applicable goal(s). Any PSUs that are not vested on such date shall be forfeited as of such date.

Performance Metrics:     Relative TSR PSUs
One-third of the Target PSUs are subject to the Relative TSR Performance Metric (the “Target Relative TSR PSUs”). Relative TSR will be calculated by comparing the Company’s total shareholder return (“TSR”) over the Performance Period relative to the TSR of the Company’s Peer Group. TSR shall be calculated using the comparatively determined trading prices over equivalent measurement periods or points in time, both on or prior to the first day of the Performance Period and ending on or prior to the last day of the Performance Period. The percentiles goals (including the minimum, target and maximum) will be communicated to you separately.

The number of Relative TSR PSUs which may vest for the Performance Period will be as follows:

•Relative TSR at or below minimum = Zero (0);
•Relative TSR at target = Target Relative TSR PSUs; or
•Relative TSR at or above maximum = [__]x Target Relative TSR PSUs.

For performance between minimum and target, and between target and maximum, straight-line interpolation will apply to determine the number of Relative TSR PSUs vested.

ROIC PSUs
One-third of the Target PSUs are subject to the ROIC Performance Metric (the “Target ROIC PSUs”). The number of ROIC PSUs which may vest will be based on the Company’s ROIC and improvement in ROIC for one or more fiscal years in the Performance Period (each, an “ROIC Goal”). ROIC for each fiscal year in the Performance Period will be calculated as (i) the Company’s adjusted net operating profit after tax, divided by (ii) the Company’s total invested capital as of the end of such fiscal year, in each case as determined by the Administrator in its discretion.

The ROIC Goals applicable to each year (including the minimum, target and maximum) within the Performance Period will be communicated to you separately.

The number of ROIC PSUs which may vest for each ROIC Goal will be as follows:

•ROIC Goal at or below minimum = Zero (0);
•ROIC Goal at target = 25% of Target ROIC PSUs; or
•ROCI Goal at or above maximum = [__]x 25% of Target ROIC PSUs.

For performance between minimum and target, and between target and maximum, straight-line interpolation will apply to determine the number of ROIC PSUs vested.

    Synergy PSUs
One-third of the Target PSUs are subject to the Synergies Performance Metric (the “Target Synergy PSUs”). The number of Synergy PSUs which may vest will be based on the Synergies achieved during one or more years in the Performance Period (the “Synergy Goals”). The amount of Synergies achieved for each year in the Performance Period will be calculated as the sum of the total EBITDA contributions from cross-marketing and cost savings attributable to the Acquisitions, as determined by the Administrator in its discretion.

The Synergy Goals for the Performance Period (including the minimum, target, above target and maximum) and the applicable periods for measurement of such goals will be communicated to you separately.

The number of Synergy PSUs which may vest for the Performance Period will be as follows:

•Synergy Goals below minimum = Zero (0);
•Synergy Goals at minimum = 25% of Target Synergy PSUs;
•Synergy Goals at target = Target Synergy PSUs; or
•Synergy Goals at or above maximum = [__]x Target Synergy PSUs.

For performance between minimum and target, and between target and maximum, interpolation as separately communicated to you will apply to determine the number of Synergy PSUs which may vest.

Revenue Multiplier
The Revenue Multiplier is a single figure based on the achievement of the Company’s CAGR goal for the Performance Period, which goal will be communicated to you separately. The Revenue Multiplier will be:

•CAGR goal at threshold = [__]x Revenue Multiplier
•CAGR goal at maximum = [__]x Revenue Multiplier

For performance between threshold and maximum, straight-line interpolation will apply to determine the Revenue Multiplier.

Employment Termination:     If your employment with the Company and its Affiliates terminates (i) due to Retirement before the date that PSUs vest, or (ii) due to death or Disability, you will continue to be eligible to vest in the PSUs on a pro-rated basis by multiplying the total number of PSUs that vest based on the Performance Metrics, each determined after the end of the Performance Period, by a fraction, the numerator of which is the number of days you were employed during the Performance Period, and the denominator of which is 1,095, subject to your compliance with the “Restrictive Covenants” provisions below.

For purposes hereof, you will be considered to have terminated due to “Retirement” if all of the following conditions have been met as of the date of your termination: (1) you have remained in employment with the Company and its Affiliates for at least nine (9) months after the Grant Date; (2) you have provided the Company with at least six (6) months advance written notice of your retirement date (unless waived in whole or part by the Company); (3) you have attained at least age 55 and your age plus years of service with Company and its Affiliates is at least equal to 68; (4) you have cooperated, to the reasonable satisfaction of the Company, with respect to the transfer of your duties; and (5) your most recent performance rating was not the lowest rating. For purposes of determining your years of service with the Company or an Affiliate, your service with an entity prior to its acquisition by the Company or an Affiliate shall count, provided such service was continuous at the time of the acquisition.

For purposes hereof, a “Disability” means your physical or mental incapacity which qualifies you to collect a benefit under a long-term disability plan maintained by the Company or an Affiliate, or any such similar mental or physical condition which the Administrator determines to be a disability, regardless of whether either you or your condition is covered by any such long-term disability plan. You must provide proof of Disability if requested by the Administrator.

If your employment with the Company and its Affiliates terminates (voluntarily or involuntarily) before the date that PSUs vest in any circumstance not described above, then all of your PSUs will be forfeited.

Notwithstanding anything herein to the contrary, this Award is terminated immediately if the Company or an Affiliate terminates your employment for Cause, or if your employment is terminated at a time when you could be terminated for Cause. In addition, if you are not terminated for Cause but the Administrator later determines that you could have been terminated for Cause if all facts had been known at that time, this Award will terminate immediately on the date of such determination. For purposes hereof, “Cause” means your act or omission that the Administrator determines constitutes cause for termination, including but not limited to any of the following: (1) a material violation of any Company or Affiliate policy, including any policy contained in the Company Code of Business Conduct and Ethics; (2) embezzlement from, or theft of property belonging to, the Company or any Affiliate; (3) willful failure to perform or gross negligence in the performance of assigned duties; or (4) other intentional misconduct, whether related to employment or otherwise, that has, or has the potential to have, an adverse effect on the business conducted by the Company or its Affiliates.

Change of Control:    Upon a Change of Control, this Award will be treated as provided in the Plan. In addition, notwithstanding the definition of “Cause” above, during the twenty-four (24) month period following a Change of Control, the definition of “Cause” for purposes of this Award shall be limited to (1) your engagement in intentional conduct not taken in good faith that the Company establishes, by clear and convincing evidence, has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (2) your conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal), which substantially impairs your ability to perform your duties or responsibilities; or (3) your continuing willful and unreasonable refusal to perform your duties or responsibilities (unless significantly changed without your consent).

Issuance of Shares:    As soon as reasonably practicable after any PSUs have vested, the Company will issue to you a number of Shares equal to the number of PSUs that have been vested. Any fractional Share shall be cancelled. In all events such settlement of any vested PSUs shall occur no later than March 15 of the year following the year in which PSUs are no longer subject to a substantial risk of forfeiture, unless delivery is deferred pursuant to a nonqualified deferred compensation plan, if allowed by the Company, in each case in accordance with the requirements of Section 409A of the Code, and subject to applicable withholding.

Transferability of Shares:    By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Rights as Shareholder:    You will not be deemed for any purposes to be a shareholder of the Company with respect to any PSUs unless and until Shares are issued therefor upon vesting of the units. Accordingly, prior to Shares being issued to you upon vesting of PSUs, you may not exercise any voting rights and you will not be entitled to receive any dividends and other distributions paid with respect to any such Shares underlying PSUs.

If, however, after the Grant Date and prior to the settlement date, both a record date and payment date with respect to a cash dividend (other than a special or extraordinary dividend, including any dividend not paid as a regular quarterly dividend) on the Shares occurs, then on the date that such dividend is paid to Company shareholders you shall be credited with “dividend equivalents” in an amount equal to the dividends that would have been paid to you if you owned a number of Shares equal to the number of outstanding Target PSUs hereunder as of such record date. The dividend equivalents will be deemed to be reinvested in additional Target PSUs (determined by dividing the cash dividends paid by the Fair Market Value of a Share on the dividend payment date), which will be subject to the same terms and conditions and shall vest and be settled or be forfeited (if applicable) at the same time, as the Target PSUs to which they are attributable.

Transferability of Award:    Except as otherwise provided in the Plan, you may not assign, alienate, sell or transfer this Award for any reason, other than under your will or as required by the laws of descent and distribution. This Award also may not be pledged, attached or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of this Award in violation of its terms shall be null and void and unenforceable against the Company or any Affiliate.

Tax Withholding:    If vesting or settling PSUs results in income to you for Federal, state or local income tax purposes, or the Company is otherwise required to withhold amounts with respect to PSUs, you shall deliver to the Company at the time the Company is obligated to withhold amounts, such amount as the Company requires to meet the statutory withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from payment under this Award or other compensation payable to you an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement in connection with the vesting of PSUs, in whole or in part, in cash or by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon the vesting of PSUs having an aggregate Fair Market Value sufficient to satisfy the Company’s withholding obligation; provided that the amount to be withheld may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date on which the applicable withholding obligation arises.

Restrictive Covenants:    By accepting this Award, you agree that this Award shall be subject to forfeiture, and any gains pursuant to this Award shall be subject to disgorgement, if (1) while you are employed by the Company or any Affiliate, you compete with the Company or an Affiliate, participate in any enterprise that competes with the Company or an Affiliate or use or disclose, other than as expressly authorized by the Company, any confidential business information or trade secrets that you obtain during the course of your employment with the Company or any Affiliate; or (2) after you are no longer employed by the Company or any Affiliate, you are determined by the Administrator in its reasonable discretion (A) to be in breach of any confidentiality, noncompetition, nonsolicitation or similar agreement between you, on the one hand, and the Company or any Affiliate, on the other hand (your “Restrictive Agreement”), or (B) while this Award is in effect, to have engaged in conduct that would have constituted a breach of your Restrictive Agreement if such Restrictive Agreement were then in effect. Notwithstanding the foregoing, nothing herein or in any other agreement with the Company or an Affiliate, including the Restrictive Agreement, shall be applied or interpreted so as to impede you from reporting possible violations of law to any government agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

Recoupment:    As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award, and any Shares issued or cash paid pursuant to this Award may be, respectively, cancelled and recovered pursuant to (1) the Company’s Recovery Policy (as amended from time to time, or any successor policy) and/or the Company’s Supplemental Recovery Policy (as amended from time to time, or any successor policy) (together, the “Company Policies”) and (2) any recoupment, clawback or similar requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements). To the extent that a recoupment of this Award is required pursuant to the Company Policies or other provisions above, you expressly authorize the Company to cancel any unpaid portion of the Award (whether vested or unvested) and to issue instructions, on your behalf, to any stock plan administrator, brokerage firm or other third party service provider engaged by the Company to hold Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return to the Company any cash or Shares previously paid pursuant to the Award. You acknowledge and agree that the Company's rights hereunder shall not be affected in any way by any subsequent change in your status, including retirement or termination of employment (including due to death or Disability). You expressly agree to indemnify and hold the Company and its Affiliates harmless from any loss, cost, damage, or expense (including attorneys’ fees) that the Company or any Affiliate may incur as a result of your actions or in the Company and any Affiliate’s efforts to recover such previously made payments or value pursuant to this “Recoupment” provision.

Miscellaneous:        As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award and the Plan shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award or the Plan shall be final, binding and conclusive.

    As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award, and any Shares issued or cash paid pursuant to this Award, shall be subject to any equity holding, stock ownership or similar policies or requirements imposed by the Company or made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements).
    In general, this Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be modified, reduced, extinguished or canceled by the Administrator or the Company without your consent in accordance with the provisions of the Plan and the Administrator shall have the right, in its sole discretion, to adjust the methods used to calculate the Performance Metrics.
    The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.
    This Award shall be binding upon and inure to the benefit of you and your heirs and personal representatives and the Company and its successors and legal representatives.
    This Award may be executed in counterparts.
Prospectus Delivery/Access:     By accepting this Award you acknowledge that a prospectus for the Plan, along with a copy of the Plan and the Company’s most recent Annual Report to Shareholders, has been made available to you electronically via the Company’s designated stock plan administrator’s web portal.

    A paper copy of the prospectus for the Plan is also available to you upon request.

This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding this Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

UNLESS YOU DECLINE THIS AWARD WITHIN 90 DAYS, YOU AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE HAVING READ THIS AWARD AND THE PLAN.

REGAL REXNORD CORPORATION

By: ____________________________
Name:
Title:

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